Exhibit 11


                            THERMO CARDIOSYSTEMS INC.


                        Computation of Earnings per Share


                                            1995           1994         1993
                                     -----------   ------------   ----------


   Computation of Primary Earnings
    per Share:

   Net Income (a)                    $ 6,925,000   $ 1,899,000   $   404,000
                                     -----------   -----------   -----------

   Shares:
    Weighted average shares
     outstanding                      23,335,020    22,782,657    22,176,324

    Add: Shares issuable from
         assumed conversion of
         subordinated convertible
         debentures                    1,171,373     1,517,939             -

         Shares issuable from
         assumed exercise of
         options (as determined
         by the application of the
         treasury stock method)          342,555       319,573             -
                                     -----------   -----------   -----------

    Weighted average shares
     outstanding, as adjusted (b)     24,848,948    24,620,169    22,176,324
                                     -----------   -----------   -----------

   Primary Earnings per
    Share (a) / (b)                  $       .28   $       .08   $       .02
                                     ===========   ===========   ===========